(BW)(BUFFETS HOLDINGS) Buffets Holdings, Inc. Announces Results for the Third Quarter and Same Store Sales Guidance for the Fourth Quarter of Fiscal 2005

        EAGAN, Minn. — (BUSINESS WIRE) — May 5, 2005 — Buffets Holdings, Inc. (“Buffets Holdings”) today reported operating results for its third quarter ended April 6, 2005.

        Buffets Holdings reported sales of $277.6 million for the 16-week third quarter ended April 6, 2005 as compared with sales of $287.6 million for the third quarter ended April 7, 2004. This decline was primarily due to a reduction in operating weeks, partially offset by an increased average check. During the past twelve months, Buffets Holdings closed 10 restaurants and opened three. Average weekly sales for the third quarter of fiscal 2005 of $49,205 were 0.9% lower than comparable prior year period average weekly sales of $49,659. Same-store sales for the third quarter of fiscal 2005 decreased by 1.9% as compared to those reported for the comparable prior year period. This decrease reflected a 3.8% decline in guest traffic and a 1.9% improvement in average check.

        Net loss for the third quarter of fiscal 2005 was $0.3 million as compared to a net loss of $0.1 million for the third quarter of fiscal 2004. The net loss for the third quarter of fiscal 2004 included pretax charges totaling approximately $7.5 million (impact on net income of $4.2 million) associated with the refinancing of our senior credit facility, an uncompleted senior discount note offering and the early extinguishment of $14.3 million of our 11¼% senior subordinated notes.

        Sales for the 40-week period ended April 6, 2005 were $700.0 million versus sales for the comparable prior year period of $718.5 million. The decline in sales was primarily attributable to the closure of 10 buffet restaurants, partially offset by the opening of three units, over the past twelve months. Average weekly sales for the first 40 weeks of fiscal 2005 of $49,313 were 0.2% lower than average weekly sales for the comparable prior year period. Same-store sales for the first 40 weeks of fiscal 2005 decreased by 1.3% compared to the comparable prior year period, reflecting a 3.4% decline in guest traffic offset by a 2.1% increase in average check.

        Net loss for the first 40 weeks of fiscal 2005 was $0.6 million, compared with net income of $6.5 million for the first 40 weeks of fiscal 2004. Net income for the 40 weeks ended April 7, 2004 included a pretax charge of approximately $7.5 million (impact on net income of $4.2 million) associated with the refinancing of our senior credit facility, an uncompleted senior discount note offering and the early extinguishment of $14.3 million of our 11¼% senior subordinated notes. Net loss for the first 40 weeks of fiscal 2005 included pretax charges of approximately $1.6 million in severance expense, a $0.9 million loss on refinancing in connection with the withdrawal of the initial public offering of Income Deposit Securities, a $1.9 million loss related to the early extinguishment of a portion of Buffets, Inc.’s 11¼% senior subordinated notes, as well as $1.8 million in losses on disposal primarily associated with the closure of nine restaurants and the cancellation of two new store openings.

        Buffets Holdings also announced that it currently expects same-store sales for the fourth quarter of fiscal 2005 (the 12-week period ending June 29, 2005) to range between a one and a three percent improvement versus the comparable period in fiscal 2004.

        Buffets Holdings will be conducting a conference call to discuss operating results for the quarter ended April 6, 2005, on Thursday, May 5, 2005 at 11:00 a.m. (Eastern). You may access this call starting at 10:45 a.m. (Eastern).

        The conference phone number is 1-888-228-7864 and the conference ID number is 5841222. Roe Hatlen, the Chief Executive Officer of Buffets Holdings, is the conference call leader. In consideration of your fellow participants, the Company requests that cellular phones not be used. The conference call will be recorded and available for playback through Friday, May 13, 2005 at 6:00 p.m. (Eastern). Playback can be reached by dialing 1-800-642-1687 and requesting conference ID number 5841222. Information regarding non-GAAP financial measures discussed in the conference call can be found at www.buffet.com on the financial information page.

        Buffets Holdings currently operates 354 restaurants in 33 states comprised of 345 buffet restaurants and nine Tahoe Joe’s Famous Steakhouse(R) restaurants. The buffet restaurants are principally operated under the Old Country Buffet(R) or HomeTown Buffet(R) brands. Buffets also franchises 19 buffet restaurants in seven states.

        The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

        The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results including, specifically, fourth quarter 2005 same-store sales guidance, to differ materially from those set forth in, or implied by, forward looking statements. The risks and uncertainties involving forward-looking statements include, but are not limited to, general and economic conditions, negative publicity, the impact of competition, the seasonality of Buffets Holdings’ business, adverse weather conditions, future commodity prices, fuel and utility costs, labor costs, employment and environmental laws, government regulations, and inflation. For a detailed discussion of risks and uncertainties that you should consider, please refer to the “Risk Factors/Forward-Looking Statements” section contained in Buffets Holdings’ Form 10-K which was filed with the Securities and Exchange Commission on September 28, 2004. The statements in this release reflect Buffets Holdings’ current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time and no obligation is undertaken to provide updates with respect to the information.

CONTACTS:
Buffets Holdings, Inc., Eagan, MN
R. Michael Andrews, Jr., Chief Operating Officer (651) 365-2626, or
Don Van der Wiel, Vice President, Finance (651) 365-2789

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	April 6,
	2004	2005
	(Unaudited)
	(In thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$26,072	$11,842
Restricted cash and cash equivalents	16,228	--
Receivables	6,963	7,533
Inventories	18,673	18,963
Prepaid expenses and other current assets	5,244	10,119
Deferred income taxes	15,915	15,263

Total current assets	89,095	63,720
PROPERTY AND EQUIPMENT, net	149,618	144,636
GOODWILL	312,163	312,163
DEFERRED INCOME TAXES	1,033	1,672
OTHER ASSETS, net	15,622	13,460

Total assets	$567,531	$535,651

LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable	$43,280	$43,563
Accrued liabilities	68,663	64,760
Income taxes payable	4,531	2,915
Current maturities of long-term debt	2,300	2,097

Total current liabilities	118,774	113,335
LONG-TERM DEBT, net of current maturities	496,039	469,354
DEFERRED LEASE OBLIGATIONS	21,621	22,942
OTHER LONG-TERM LIABILITIES	7,013	6,830

Total liabilities	643,447	612,461
SHAREHOLDERS' DEFICIT:
Preferred stock; $.01 par value, 1,100,000 shares authorized; none issued and
outstanding as of June 30, 2004 and April 6, 2005	--	--
Common stock; $.01 par value, 3,600,000 shares authorized; 3,185,672 shares
issued and outstanding as of June 30, 2004 and 3,175,135 as of April 6, 2005	32	32
Additional paid in capital	--	14
Accumulated deficit	(75,948)	(76,856)

Total shareholders' deficit	(75,916)	(76,810)

Total liabilities and shareholders' deficit	$567,531	$535,651

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Sixteen Weeks Ended		Forty Weeks Ended
	April 7,	April 6,	April 7,	April 6,
	2004	2005	2004	2005
	(Unaudited)
	(In thousands)

RESTAURANT SALES	$287,573	$277,567	$718,456	$699,950
RESTAURANT COSTS:
Food	93,235	92,292	233,444	230,532
Labor	87,922	84,842	221,441	211,734
Direct and occupancy	66,257	67,303	166,632	169,384

Total restaurant costs	247,414	244,437	621,517	611,650
ADVERTISING EXPENSES	7,198	6,875	19,090	17,720
GENERAL AND ADMINISTRATIVE EXPENSES	14,515	12,185	33,094	33,035

OPERATING INCOME	18,446	14,070	44,755	37,545
INTEREST EXPENSE	11,919	15,068	29,515	36,999
INTEREST INCOME	(123)	(137)	(308)	(383)
LOSS RELATED TO REFINANCING	4,798	24	4,798	859
LOSS RELATED TO EARLY
EXTINGUISHMENT OF DEBT	2,727	—	2,727	1,923
OTHER INCOME	(285)	(297)	(1,128)	(717)

INCOME (LOSS) BEFORE INCOME TAXES	(590)	(588)	9,151	(1,136)
INCOME TAX EXPENSE (BENEFIT)	(520)	(256)	2,700	(511)

Net income (loss)	$(70)	$(332)	$6,451	$(625)

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Forty Weeks Ended
	April 7,	April 6,
	2004	2005
	(Unaudited)
	(In thousands)
OPERATING ACTIVITIES:
Net income (loss)	$6,451	$(625)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	26,005	24,942
Amortization of debt issuance cost	1,025	1,071
Accretion of original issue discount	618	9,163
Write-off of debt issuance cost related to bank refinancing	4,201	—
Loss related to early extinguishment of debt	2,727	1,923
Deferred income taxes	1,906	13
Loss on disposal of assets	192	1,763
Changes in assets and liabilities:
Receivables	(881)	(570)
Inventories	(568)	(603)
Prepaid expenses and other current assets	(1,863)	(4,875)
Accounts payable	(2,010)	384
Accrued and other liabilities	(6,708)	(2,765)
Income taxes payable	744	(1,616)

Net cash provided by operating activities	31,839	28,205

INVESTING ACTIVITIES:
Proceeds from sale leaseback	2,710	—
Purchase of fixed assets	(27,805)	(20,732)
Acquisition of 20% minority interest in Tahoe Joe's Inc.	(370)	—
Proceeds from sale (purchase) of other assets	2,023	(89)

Net cash used in investing activities	(23,442)	(20,821)

FINANCING ACTIVITIES:
Repayment of debt	(172,377)	(21,781)
Unrestricted cash proceeds from credit facility	195,300	—
Initial restricted cash proceeds from credit facility	34,700	—
Restricted cash proceeds from credit facility available
as of quarter end	(33,528)	—
Reduction of restricted cash available for early
extinguishment of debt	—	16,228
Use of restricted cash for early extinguishment of debt	(1,172)	(15,736)
Use of unrestricted cash for early extinguishment of debt	(15,300)	—
Redemption of subordinated notes	(18,311)	—
Issuance of stock	184	15
Repurchase of stock	(323)	(284)
Debt issuance costs	(2,693)	(56)

Net cash used in financing activities	(13,520)	(21,614)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(5,123)	(14,230)
CASH AND CASH EQUIVALENTS, beginning of period	15,855	26,072

CASH AND CASH EQUIVALENTS, end of period	$10,732	$11,842

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for—
Interest (net of capitalized interest of $207 and $371)	$33,425	$32,451

Income taxes	$46	$1,088